UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SJW GROUP
(Name of Registrant as Specified In Its Charter)

CALIFORNIA WATER SERVICE GROUP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing contains the following documents issued by California Water Service Group (“California Water”):

•                  a press release issued on June 7, 2018 in relation to the commencement by California Water of a cash tender offer to acquire SJW Group (“SJW”) at $68.25 per share; and

•                  a copy of responses to be used for inquiries received by California Water via social media in relation to California Water’s all-cash proposal to acquire SJW.

Forward-Looking Statements

This filing and the following documents contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about California Water, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s Acquisition Proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 31, 2018, California Water filed a definitive proxy statement with the Securities and Exchange Commission (the “Definitive Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW and Connecticut Water Service, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW stockholders in connection with the proposed transaction between California Water and SJW. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Definitive Proxy Statement.

**************************************************************

CALIFORNIA WATER COMMENCES CASH TENDER OFFER TO ACQUIRE

SJW GROUP AT $68.25 PER SHARE

Urges SJW to Engage and Requests Cooperation to Begin State Regulatory Review Process

SAN JOSE, Calif. — June 7, 2018 — California Water Service Group (“California Water”) (NYSE: CWT) today announced that it has commenced a tender offer to acquire all outstanding shares of SJW Group (NYSE: SJW) for $68.25 per share in cash. The offer is scheduled to expire at 5:00 p.m., New York City time, on August 3, 2018, unless the offer is extended.

On April 4, 2018, California Water made a private proposal to acquire SJW for $68.25 per share in cash, which exceeds SJW’s all-time high closing share price, and represents a 30% premium to SJW’s share price at the time of California Water’s proposal. In light of SJW’s refusal to engage, and as part of its commitment to consummating a transaction with SJW, California Water has decided to take its proposal directly to SJW stockholders in the form of a tender offer.

“We strongly believe that our offer provides SJW stockholders with significantly greater value than the existing agreement with Connecticut Water, as well as immediate liquidity for their shares,” said Martin A. Kropelnicki, Chief Executive Officer and President of California Water. “By taking this step, we are reinforcing our commitment to a combination with SJW and are providing all SJW stockholders a voice in this process.”

The full terms, conditions and other details of the tender offer are set forth in the offering documents that California Water will file today with the Securities and Exchange Commission (SEC). The offer is being made on the terms and subject to the conditions set forth in the offer to purchase and letter of transmittal (together, the “Offer”), dated June 7, 2018, included in the Tender Offer Statement that will be filed with the SEC today. The Offer has no financing or due diligence conditions.

Stockholders with questions about the Offer or who need assistance in tendering their shares may call the Information Agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834.  Banks and brokers may call collect at (212) 750-5833.

California Water also delivered today a letter to the Board of Directors of SJW requesting, among other things, that SJW cooperate with California Water to promptly deliver the necessary applications with the California and Texas Public Utility Commissions to commence the review process. A copy of the letter follows:

June 7, 2018

The Board of Directors

SJW Group

110 West Taylor Street

San Jose, CA 95110

Attention: Robert A. Van Valer, Lead Independent Director

Dear Mr. Van Valer:

Over two months ago on April 4, 2018, we delivered to you, the SJW Board, a private proposal to acquire 100% of the outstanding shares of SJW Group for $68.25 per share in cash.  As we have repeatedly conveyed to you, it is our belief that our proposal represents a “superior proposal” under the terms of your existing merger agreement with Connecticut Water.

We continue to be disappointed by your refusal to engage with us, and your decision on April 25 to commence a hostile public relations campaign against us and our stakeholders in response to our private proposal, and our attempts to negotiate with you in good faith.

The entrenching steps you have taken so far and stockholder money you’ve wasted are troubling in light of your May 31 announcement to amend your merger agreement with Connecticut Water to allow it to run a 45-day go-shop period, and actively solicit third party acquisition proposals. Notwithstanding your public statements highlighting the purported “merger of equals” nature of your transaction with Connecticut Water, the spirit of equality was not reflected in your decision not to demand a similar go-shop right that would have allowed you to seek, unrestrained, a better transaction for your stockholders.

In light of the foregoing, and the multiple attacks that you publicly and privately launched on the legitimacy of our proposal including referring to it as a “non-binding indication of interest,” we are left with no option but to take our proposal directly to SJW stockholders:  Today we commenced a $68.25 per share all-cash tender offer for all outstanding SJW shares.  Our binding offer is not subject to any financing or due diligence condition. Nor is our offer subject to negotiation of definitive transaction agreements with you.

As you might expect, our offer is conditioned on getting regulatory approvals from the California Public Utilities Commission and the Public Utility Commission of Texas.  Therefore, we hereby formally request that you and your advisors cooperate with us to promptly deliver the necessary applications with the PUCs to commence the review process. Our advisors are standing by to work with yours, and we are prepared to reimburse reasonable and customary third party expenses that you might incur in this regard.

Despite your unwillingness to engage with us, we continue to extend to you an invitation and proposal to engage and negotiate a transaction with us at a value of $68.25 per share.  We firmly believe that in the context of a negotiated transaction, we can together resolve any legitimate issues that you may have with our proposal.

It is our further belief that there is no legitimate contractual reason why you cannot immediately engage in discussions with us on the basis of our tender offer and the content of this letter. We look forward to your response, and the opportunity to work together to create value for our stockholders, customers, employees, and the communities we serve.

Sincerely,

Martin A. Kropelnicki	Peter C. Nelson
Chief Executive Officer and President	Chairman of the Board
California Water Service Group	California Water Service Group

Morgan Stanley is serving as financial advisor to California Water and Gibson Dunn is serving as its legal advisor. For additional information regarding California Water’s proposal to combine with SJW please visit www.sjwvalue.com.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about California Water, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s Acquisition Proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the SEC. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of SJW or any other securities. California Water and its wholly owned subsidiary Waltz Acquisition Sub, Inc. have commenced a tender offer for all outstanding shares of common stock of SJW and will file with the Securities and Exchange Commission a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), which will be amended as necessary. These documents contain important information, including the terms and conditions of the tender offer, and shareholders of SJW are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll free for shareholders) or (212) 750-5833 (collect for banks and brokers).

Investor Contacts

Thomas Smegal

(408) 367-8200

Innisfree M&A Incorporated

Scott Winter

(212) 750-5833

Media Contacts

Shannon Dean

(408) 367-8243

Sard Verbinnen & Co

Meghan Gavigan/David Isaacs

(415) 618-8750

Thank you for your interest in Cal Water. Learn more about career opportunities and what this plan means for you at http://www.sjwvalue.com/employees/ Thanks for your interest in Cal Water. Learn more about what a combined SJW and Cal Water means for customers at http://www.sjwvalue.com/customers/ Voting your shares is quick and easy. You can learn more about how to vote at http://www.sjwvalue.com/how-to-vote/ Thanks for your interest in our proposal. Here are more details about our offer http://www.sjwvalue.com/stockholders/ Hi and thanks for your interest. To learn more about the plan, you can call (888) 750-5834 or visit www.sjwvalue.com to learn more